
Cardinal Ethanol News
Fueling energy independence.

September 2019

Industry News

In our June Newsletter, we discussed how the approval of year-round E-15 is anticipated to be a big deal for ethanol producers, the farming community, and consumers. However, we continue to see obstacles that effect the industry and Cardinal. One of those is the granting of Small Refinery Waivers to companies obligated to blend renewable fuels into the nations fuel supply. The EPA has granted 31 such waivers representing over 4 billion gallons of ethanol production at the expense of the American farmers and the renewable fuel producers who are already suffering from trade wars and volatile markets.

There has been speculation and anticipation recently regarding the administration's plans for increasing the 2020 Renewable Volume Obligations. It is suspected the administration plans to increase conventional biofuels obligations by 500 million gallons. Reports are this announcement could be as early as next week. Although this would be a positive step, it does little to resolve the reallocation of over 4 billion gallons waived by EPA. We encourage you to keep pressure on the White House and EPA regarding these waivers and the reallocation of waived gallons until a more meaningful solution is found. Your calls, letters, text, and emails go a long way towards a positive path forward for the industry.

As many of you are likely aware, this has been an extremely difficult spring and summer for grain producers. The lack of planting progress that took place in the spring due to wet weather, has left many questions about the quality and quantity of crop we are raising this crop year. Lower prices have kept the producers from selling what is remaining of their old crop inventory. The result, corn available to end users, like Cardinal, is harder to source and local basis levels are extremely high. Cardinal is a plant that is uniquely positioned to source grain locally when corn is available or can utilize our rail capacity to bring corn from origins outside of our typical draw area.

There are indications that some ethanol plants are opting to slow production or even shutdown temporarily because of the issues effecting the industry. Over supply of ethanol is causing higher inventory builds because of the lack of available export markets. The U.S has been in a tariff battle with one of the biggest users of U.S ethanol, China. And while domestic demand has been stellar this year, the lack of one of our biggest export customers reduces our ability to curtail inventory of ethanol and effects our exports of DDGS as well. It's text book supply and demand. We have more supplies of DDGS and ethanol than demand for these products. The result is weaker prices for both products which account for the majority of the revenue Cardinal receives.

Margins and their effect on financial conditions continue to be a concern for us resulting in some tough decisions regarding distributions. Cardinal has continued to operate through these difficult circumstances by conserving cash and operating as efficiently as possible to minimize the impact of the tough economics. We intend to operate the business, covering as much cost as possible, while honoring our commitments to grain producers, DDGS buyers, and ethanol customers. The facility and our members are our primary concern and we are doing the things we believe possible to maintain member value in this time of poor margins and continued uncertainty.

Keeping our Members in the Loop

As many of you may remember, last November we experienced an explosion in one of our distillers' grain silos. As of August 2019, the silo has been completely cleaned out and we are starting a project to add additional flat storage for our DDGS. The flat storage building alternative to the distillers' grain silo is believed to be a safer option for DDGS storage. We hope to have the new flat storage building constructed by the beginning of the 2020 calendar year.

Quarter Ended June 30, 2019 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended June 30, 2019. Some of the highlights and key information from the quarter include:

- Net (loss) was approximately $2.737 million or about ($187) per unit for the nine months ended June 30, 2019 which is up only slightly from the approximately $2.731 million net (loss) from the first half of fiscal year 2019.
- We experienced a decrease in ethanol gallons sold of approximately 1.46% for the nine months ended June 30, 2019 as compared to the same period in 2018 resulting primarily from the timing of ethanol shipments.
- The average price per gallon of ethanol sold for the nine months ended June 30, 2019 was approximately 4.15% lower than our average price per gallon sold in the same period in 2018 due to industry wide production in excess of demand, thus a contributing factor to our net loss for the fiscal year.
- DDGS prices were down approximately 2.78% for the nine months ended June 30, 2019 compared to the same period in FY 2018 and corn oil prices were up approximately 4.0%.
- We sold approximately 2.28% more DDGS in the nine months ended June 30, 2019 compared to the same period in 2018.
- Corn prices were relatively steady, decreasing only 0.27% in the nine months ending June 30, 2019 compared to the same period in 2018.
- We used approximately 0.31% less natural gas in the nine months ended June 30, 2019 as compared with the same period in 2018, resulting primarily from improved efficiencies in ethanol production levels.

- Our revenues from soybean sales decreased in the nine months ended June 30, 2019 as compared to the same period in 2018. This decrease is primarily a result of a decrease in bushels sold of approximately 15.08%. This decrease is primarily due to the soybean carryout for the period.
- During the nine months ended June 30, 2019, our costs associated with the procurement of soybeans were about 12.26% lower compared to the same period in 2018.

3rd Quarter 2019 Financial Results *

Statements of Operations (Nine Months Ended)		
	6/30/2019	*6/30/2018*
Revenues	$ 178,171,882	$ 192,765,153
Cost of Goods Sold	175,990,029	182,108,709
Gross Profit	2,181,853	10,656,444
Operating Expenses	5,268,004	5,192,734
Operating Income (Loss)	(3,086,151)	5,463,710
Other Income (Expense)	348,926	(596,667)
Net Income (Loss)	$ (2,737,225)	$ 4,867,043
Net Income (Loss) Per Unit	$ (187)	$ 333
Balance Sheets		
	6/30/2019	*9/30/2018*
Assets	$ 144,166,135	$ 144,594,876
Current Liabilities	$ 21,144,187	$ 16,941,813
Long Term Debt	$ 6,881,580	$ 7,314,867
Member's Equity	$ 116,140,368	$ 120,338,196
Total Liabilities & Member's Equity	$ 144,166,135	$ 144,594,876
Book Value Per Share	$ 7,952	$ 8,239

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

Given the economic outlook for the ethanol industry for the next several months, as discussed in the December 2018 and March 2019 newsletter, on August 20, 2019 the Board voted not to make a distribution to members. Remember to keep us updated with your current contact information so that we can get any and all information to you efficiently. When you call our office with any investor related questions, you will want to speak with Bill Dartt or Ashleigh Lawrence.

Cardinal's Biggest Assets



This quarters employee spotlight is on the Environmental Health & Safety (EH&S) Department. Our EH&S Department is made up of Deanne McElhany, EH&S Manager, and Justin McElhany, EH&S Coordinator. Deanne started at Cardinal in September of 2008 as EH&S Manager. As her work load increased, there was a need to add an additional person to our EH&S department. Justin McElhany was a great fit for EH&S Coordinator and has worked in that position since 2016. Justin started at Cardinal in August of 2008 and has experience in many areas including maintenance, production and IT, making him a very valuable asset to Cardinal.



Justin & Deanne work hard to ensure that Cardinal is a safe environment for our employees, contractors and visitors. They ensure all contractors that perform work at the facility are trained on our safety procedures before they can begin working. They train employees on safety policies, make certain all safety drills are performed, and that the Company is compliant with OSHA and EPA reporting requirements. These and many other tasks are completed by Justin & Deanne who do a great job keeping the safety department running smoothly. Oh, and they also met at Cardinal and were married in June of 2017.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.